CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





We consent to the references to our firm in the Registration Statement on Form N-14 of Investment Managers Series Trust and to the use of our report dated February 28, 2013 on the financial statements and financial highlights of W.P. Stewart & Co. Growth Fund, a series of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders of Investment Managers Series Trust, which is incorporated by reference into the Statement of Additional Information.




                                                /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
November 21, 2013